Exhibit 99.3

INDEX TO THE UNAUDITED COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES FOR THE PANTHER ASSETS TO BE ACQUIRED BY MIDSTATES PETROLEUM COMPANY, INC.

FOR THE SIX MONTHS ENDED MARCH 31, 2013 AND 2012

(Unaudited)

Page

Combined Statements of Revenues and Direct Operating Expenses	2
Notes to Unaudited Combined Statements of Revenues and Direct Operating Expenses	3

COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE PANTHER ASSETS TO BE ACQUIRED BY

MIDSTATES PETROLEUM COMPANY, INC.

(Unaudited)

(In thousands)

	Six Months Ended March 31,
	2013	2012
REVENUES:
Oil sales	$61,335	$53,441
Natural gas sales	8,910	13,033
Natural gas liquids sales	12,006	6,624
Total revenues	82,251	73,098
EXPENSES:
Production taxes	4,883	4,139
Lease operating expenses	13,486	13,078
Total direct operating expenses	18,369	17,217
EXCESS OF REVENUES OVER DIRECT OPERATING EXPENSES	$63,882	$55,881

The accompanying notes are an integral part of these unaudited combined statements of revenues and expenses.

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

FOR THE PANTHER ASSETS TO BE ACQUIRED BY MIDSTATES PETROLEUM COMPANY, INC.

1. Basis of Presentation

On April 3, 2013, Midstates Petroleum Company LLC (“Midstates Sub”), a wholly owned subsidiary of Midstates Petroleum Company, Inc. (“Midstates,” and together with Midstates Sub, the “Company”), entered into a Purchase and Sale Agreement (the “Agreement”) with Panther Energy Company, LLC, Red Willow Mid-Continent, LLC and Linn Energy Holdings, LLC (collectively, the “Sellers”), pursuant to which Midstates Sub agreed to acquire producing properties as well as undeveloped acreage in the Anadarko Basin in Texas and Oklahoma (the “Panther Transaction”). The total interests acquired from the Sellers are collectively referred to as the “Panther Assets”. The aggregate purchase price, subject to adjustment as provided in the Agreement, consists of $620 million in cash, with an effective date of April 1, 2013 and an anticipated closing date on or about May 31, 2013, subject to the satisfactory completion of due diligence and title reviews by the Company.  The accompanying statements of revenues and direct operating expenses represent the combined revenue and direct operating expenses related to the Sellers interests in the operations of the oil and gas properties to be acquired by the Company.

The unaudited combined statements of revenues and direct operating expenses associated with the Panther Assets were derived from the Panther Energy Company, LLC (the “Operator”) accounting records. During the periods presented, the Panther Assets were not accounted for or operated as a consolidated entity or as a separate division by any of the Sellers. Revenues and direct operating expenses for the Panther Assets included in the accompanying combined statements represent the net collective working and revenue interests to be acquired by the Company. The combined revenues and direct operating expenses presented herein relate only to the interests in the producing oil and natural gas properties which will be acquired and do not represent all of the oil and natural gas operations of the Sellers. Direct operating expenses include lease operating expenses and production and other related taxes. General and administrative expenses, depreciation, depletion and amortization (“DD&A”) of oil and gas properties and federal and state taxes have been excluded from direct operating expenses in the accompanying combined statements of revenues and direct operating expenses because the allocation of certain expenses would be arbitrary and would not be indicative of what such costs would have been had the Panther Assets been operated as a stand-alone entity. The Operator accounted for the Panther Assets under the successful efforts method, while the Company uses the Full Cost method to account for oil and gas properties. Accordingly, exploration expenses and dry hole costs are not applicable to this presentation. Full separate financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and required under Rule 3.05 of the Securities and Exchange Commission (“SEC”) Regulation S-X do not exist for the Panther Assets and are not practicable to prepare in these circumstances due to the factors described above. The combined statements of revenues and direct operating expenses presented are not indicative of the financial condition or results of operations of the Panther Assets on a go forward basis due to changes in the business and the omission of various operating expenses. The results presented herein are not necessarily indicative of the results that would have been achieved had the Panther Assets been owned by the Company during the periods presented.

All adjustments, consisting only of normal recurring adjustments that in the opinion of the Sellers’ management were necessary for a fair presentation of the combined statements of the revenues and direct operating expenses for the interim periods, have been reflected.  These interim combined statements of revenues and direct operating expenses have been prepared pursuant to the rules and regulations of the SEC regarding interim financial reporting.  Certain disclosures have been condensed or omitted from these combined statements.  Accordingly they do not include all of the information and notes required by GAAP for complete consolidated financial statements, and should be read in conjunction with the audited combined statements of revenues and direct operating expenses for the Panther Assets to be acquired by Midstates Petroleum Company, Inc. for the years ended September 30, 2012, 2011 and 2010, included elsewhere in this filing.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of statements of revenues and direct operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Although these estimates are based on management’s best available knowledge of current and future events, actual results could be different from those estimates.

Revenue Recognition

Revenues are recognized for oil, natural gas liquids (“NGLs”) and natural gas sales under the sales method of accounting. Under this method, revenue is recognized for all oil and gas sold to purchasers regardless of whether the sales are proportionate to the Company’s ownership interest in the property.  Production imbalances are recognized as a liability to the extent an imbalance on a specific property exceeds the Company’s share of remaining proved oil and gas reserves.  There are no significant production imbalances.

Subsequent Events

The Company has evaluated subsequent events through May 15, 2013, the date these financial statements were available to be issued.